Exhibit (c)-(2)

ProjectSunflower DISCUSSION MA TERIALS FOR THE SPECIAL COMMITTEE NOVEMBER 16, 2017 | PRELIMINARY DRAFT – C ONFIDENTIAL – S UBJECT TO FURTHER REVIEW

Table of Contents Page 3 6 18 23 24 29 31 1. 2. 3. 4. Transaction Overview Selected Public Market Observations Financial Analyses Appendices Illustrative Selected Companies Information Illustrative Selected Transactions Information Disclaimer 2 CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Transaction Overview

Transaction Overview Selected Transaction Terms1  Parties to the Transaction  JA Solar Holdings Co., Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (“JA Solar” or the “Company”)  JASO Parent Limited, a company incorporated with limited liability under the laws of the Cayman Islands (“Parent”)  Parent is beneficially owned by Mr. Baofang Jin (“Mr. Jin”), certain of his affiliates and certain rollover shareholders (collectively, the “Buyer Group”)  JASO Acquisition Limited, a company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”)  Form of Transaction  Merger: Merger Sub will be merged with and into the Company, with the Company surviving the Merger and being owned by Parent (the “Merger” or the “Transaction”)  Form of Consideration  Cash  Transaction Consideration  $7.55 per ADS (representing 5 shares) or $1.51 per share  Certain Closing Conditions  Vote requirement: subject to the affirmative vote of shareholders representing two-thirds or more of the shares present and voting in person or by proxy  Go Shop  The Company will have a 45-day period post-signing to solicit alternative acquisition proposals from third parties  Termination Fee  2.5% of the equity value of the Company (or 1.25% if the Company enters into an alternative transaction in connection with an acquisition proposal received during the go-shop period)  Reverse Termination Fee  5.0% of the equity value of the Company (or 2.5% if the Transaction is terminated due to failure of the Buyer Group to waive the condition that shareholders representing no more than 10% of the Company’s share dissent)  Financing  $160 million offshore term loan facility from CITIC Securities and Credit Suisse  $20 million in bonds from Abax Asian Structured Credit Fund II, LP  Approximately $62.5 million from the sale of one of the Mr. Jin’s wholly-owned subsidiaries in China  Approximately $26.6 million of additional equity funding provided by the Buyer Group 1. This summary is intended only as an overview of selected terms and is not intended to cover all material terms of the Transaction ADS refers to American Depositary Shares Source: Agreement and Plan of Merger (draft dated November 9, 2017) and discussions with Company management 4 CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW

Transaction Overview

Transaction Value Overview

Summary of Proposed Transaction Value

(dollars and ADSs in millions, except per ADS price)

	Security	ADS Outstanding [1]	Per ADS Transaction Consideration [2]	
	ADS	48.0	$7.55	
Implied Values				
Implied Common Equity				**$362.1**
Adjustments:				
Add: Total Debt [3]				1,098.5
Less: Cash and Cash Equivalents [4]				(309.1)
Less: Long-Term Deposits [5]				(8.3)
Add: Noncontrolling Interest				0.03
Implied Enterprise Value				**$1,143.3**
Implied Transaction Multiples				
Adjusted EBITDA				
LTM (9/30/17) [6]				4.6x
NFY 2017E (12/31/2017) [7]				4.5x
NFY+1 2018E (12/31/2018) [7]				4.4x
NFY+2 2019E (12/31/2019) [7]				4.2x

Implied Premiums to Historical ADS Trading Prices

(dollar per ADS)

Trading Period Prior to Announcement	ADS Price (Based on Trading Price on) 6/5/17 [8]	Implied Premium of Per ADS Transaction Consideration over Closing ADS Price
1-Day	$6.39	18.2%
5-Day Average	$6.74	12.1%
10-Day Average	$6.92	9.1%
1-Month Average	$7.08	6.7%
3-Month Average	$6.44	17.2%
6-Month Average	$5.86	28.9%
1-Year Average	$6.17	22.3%
52-Week High 8/9/16	$7.98	(5.4%)
52-Week Low 1/30/17	$4.51	67.4%

Note: Notes Receivable of $12.7 million treated as net working capital based on discussions with Company Management. Note Receivable represents fair value of non interest bearing bank drafts that have been arranged with third-party financial institutions by certain customers to settle purchases from the Company

1. Based on 47.8 million outstanding ADS as of 6/14/2017, the net shares issuable under the Treasury Method from outstanding options of 0.9 million, and 0.1 million of Restricted Stock Units

2. The Company received revised offer from the Buyer Group on 10/27/2017 to $7.55 per ADS for all the outstanding ADSs of the Company

3. Per Company SEC filings as of 9/30/2017.Total Debt includes current maturities of $636.3 million, long-term debt of $288.7 million, accrued interest of $8.4 million and capital leases of $165.2 million

4. Per Company SEC filings as of 9/30/2017. Excludes $162.1 million of restricted cash related to amounts temporarily held by banks as collateral for issuance of letters of credit, letters of guarantee, bank acceptance notes as well as certain bank borrowings, which are not available for use. Restricted cash is assumed to be a part of net working capital

5. Per Company SEC filings as of 9/30/2017. Represents long-term deposits related to a guarantee for a power station lease

6. Per Company SEC filings as of 9/30/2017

7. Per Company management projections

8. Represents the final trading day prior to the original June 5, 2017 offer made by the Buyer Group of $6.80 per ADS

ADS refers to American Depositary Shares; LTM refers to the most recently completed 12-month period for which financial information has been made public; E refers to estimated; NFY refers to next fiscal year; NFY+1 refers to the year following NFY; NFY+2 refers to the year following NFY+1; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items

Source: Company management, Company SEC filings and Capital IQ

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HOULIHAN LOKEY 华利安 | 5

 Selected Public Market Observations

Selected Public Market Observations

Trading Snapshot

Market Trading Overview

(dollars and ADSs in millions, except per ADS price)

Public Market Enterprise Value Derivation	Pre-Transaction (6/5/2017)	Current (11/15/2017)
Closing ADS Price	$6.39	$6.96
ADSs Outstanding [1]	47.6	47.6
Dilutive Shares [1]	0.1	0.1
Fully Diluted Shares	47.7	47.7
Market Value of Equity	**$304.9**	**$332.1**
Add: Total Debt [1] [2]	892.2	925.0
Less: Cash and Equivalents [1]	332.0	309.1
Add: Minority Interest [1]	0.0	0.0
Pre-Transaction Public Market Enterprise Value	**$865.1**	**$948.0**

Implied Multiples		
Enterprise Value / Adjusted EBITDA		
LTM [1]	3.8x	3.6x
NFY 2017E (12/31/2017) [3]	5.5x	4.4x
NFY+1 2018E (12/31/2018) [3]	3.4x	3.9x
NFY+2 2019E (12/31/2019) [3]	3.3x	3.5x

Price Per ADS	Pre-Transaction (6/5/2017)	Current (11/15/2017)
10-Day Average	$6.92	$7.80
1-Month Average	$7.08	$7.62
3-Month Average	$6.44	$7.36
6-Month Average	$5.71	$6.92
52-Week High	$8.15	$8.48
52-Week Low	$4.42	$4.42

Other Market Information		
90-Day Average Daily Trading Volume (in thousands)	561.3	682.9
Dividend Yield	0.0%	0.0%
Number of Analysts Covering the Company [4]	2	2
Total Public Float	39.635	39.635
% of Total Shares Outstanding	83.3%	83.3%
Top 10 Institutional Holdings	7.7	11.2
% of Total Shares Outstanding	16.1%	23.5%
% of Total Public Float	19.4%	28.2%

Note: Market data as of 6/5/2017 and 11/15/2017, respectively
1. Based on Company most recent SEC filings as of respective observation dates
2. Capital lease obligations and accrued interest not disclosed on Form 6-K as of 3/31/2017 and 9/30/2016, and therefore excluded from the above calculation
3. Reflects most recent Wall Street analyst consensus estimates per Credit Suisse and Roth Capital Partners
4. Analyst coverage provided by Credit Suisse, and Roth Capital Partners
Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; LTM refers to the most recently completed 12-month period for which financial information has been made public; NFY refers to Next Fiscal Year; NFY+1 refers to the year following NFY; NFY+2 refers to the year following NFY+1; ADS refers to American Depositary Share; E refers to Estimated
Source: Capital IQ, Bloomberg, Company SEC filings

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HOULIHAN LOKEY 华利安 | 7

Selected Public Market Observations

Ownership Structure

Current Ownership Structure (ADS Holder Detail)

Buyer Group ADS Holder	ADS Held	Ownership %
Jin Baofang (Chairman and CEO) and Jinglong Group [1]	7,890,595	16.5%
Total Buyer Group Ownership	**7,890,595**	16.5%
Rollover Shareholders [2]	**4,427,755**	9.2%
Unaffiliated ADS Holders	**ADS Held**	**Ownership %**
Numeric Investors LLC	2,490,383	5.2%
Morgan Stanley, Investment Banking and Brokerage Investments	1,603,274	3.3%
Guggenheim Partners LLC	1,568,422	3.3%
Lion Point Capital	1,470,766	3.1%
Renaissance Technologies Corp.	999,871	2.1%
Two Sigma Investments, LP	784,482	1.6%
Two Sigma Advisors, LP	624,913	1.3%
Invesco PowerShares Capital Management LLC	559,445	1.2%
Aronson Johnson Ortiz, LP	548,886	1.1%
Teachers Insurance and Annuity Association of America - College Retirement Equities Fund	510,500	1.1%
Guinness Atkinson Asset Management, Inc	509,250	1.1%
Guinness Asset Management Limited	406,348	0.8%
Other ADS Holders	23,423,492	48.8%
Total Unaffiliated Ownership	**35,500,032**	**74.0%**
Options	**138,222**	**0.3%**
Total ADS Outstanding [3]	**47,956,604**	**100.0%**

Current Ownership Structure



Options 0.3%
Buyer Group 16.5%
Rollover Shareholder 9.2%
Unaffiliated Shareholders 74.0%

1. Jinglong Group (32.96% owned by Mr.Jin) is a member of the Buyer Group
2. Rollover shares belong to Huang Chin Tien, Wong Chi Fung, and Wong Pak Wai
3. Based on 47.8 million outstanding ADS as of 6/14/2017, the net shares issuable under the Treasury Method from outstanding options of 0.9 million, and Restricted Stock Units of 0.1 million

ADS refers to American Depositary Shares; Each ADS represents five outstanding shares

Source: Company management, Capital IQ

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Selected Public Market Observations Timeline and ADS Trading History JA Solar has traded between $4.51 - $9.96 per ADS since the 2015 Proposal, and between $6.05 - $8.38 per ADS since the June 2017 Proposal USD per ADS 12.00 11.00 10.00 A 9.00 8.00 7.00 Million ADSs 20.0 18.0 16.0 14.0 12.0 F B10.0 8.0 CGH 6.00 5.00 Current Offer Price (October 27, 2017) = $7.55 per ADS 1 6.0 DE 4.0 2.0 4.00 6/4/2013 10/4/2013 2/4/2014 6/4/2014 10/4/2014 2/4/2015 6/4/2015 10/4/2015 2/4/2016 6/4/2016 10/4/2016 2/4/2017 6/4/2017 10/4/2017 0.0 Daily Trading Volume Last Sale Price (USD) Revised Offer 1. Based on revised proposal from the Buyer Group on October 27, 2017 FY refers to Fiscal Year; ADS refers to American Depositary Shares, USITC refers to United States International Trade Commission Source: Company SEC filings, Capital IQ CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 9

Selected Public Market Observations Relative ADS/Stock Price Performance 160.0% 140.0% Buyer Group made offer at $6.80 per ADS Index Scale - 100% Baseline on November 15, 2013 100.0% 80.0% 60.0% Selected Companies Index: (17.3%) JA Solar: (40.2%) 40.0% 20.0% 11/2013 3/2014 7/2014 11/2014 3/2015 7/2015 11/2015 3/2016 7/2016 11/2016 3/2017 7/2017 11/2017 Note: The Selected Companies index is equally weighted and includes Canadian Solar Inc., JinkoSolar Holdings Co., Ltd., Eging Photovoltaic Technology Co., Ltd., Hanwha Q Cells Co., Ltd. and First Solar, Inc. ADS refers to American Depositary Shares Source: Capital IQ as of 11/15/2017 CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 10

Selected Public Market Observations Relative ADS/Stock Price Performance (cont.) 160.0% Buyer Group made offer at $6.80 per ADS 140.0% S&P500 Index: 42.6% Index Scale - 100% Baseline on November 15, 2013 100.0% 80.0% 60.0% JA Solar: (40.2%) 40.0% 20.0% 11/2013 3/2014 7/2014 11/2014 3/2015 7/2015 11/2015 3/2016 7/2016 11/2016 3/2017 7/2017 11/2017 ADS refers to American Depositary Shares Source: Capital IQ as of 11/15/2017 CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 11

Selected Public Market Observations Selected Historical Trading Activity Information of the Company Last Twelve Months Last Nine Months 45.0% 40.0% 35.0% 30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 19.0% 25.0% 31.0% Total Volume: 121.1 mm Average VWAP(1): $6.31 25.0% 40.0% 35.0% 30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 25.5% 33.5% 29.3% Total Volume: 88.2 mm Average VWAP(1): $5.98 11.7% 0.0% $4.00-$5.00 $5.00-$6.00 $6.00-$7.00 $7.00-$8.00 0.0% $4.00-$5.00 $5.00-$6.00 $6.00-$7.00 $7.00-$8.00 Last Six Months Last Three Months 45.0% 40.0% 35.0% 30.0% 25.0% 20.0% 15.0% 10.0% 5.0% 0.0% 38.4% 23.2% 24.0% Total Volume: 55.45 mm Average VWAP(1): $5.91 14.4% 60.0% 50.0% 40.0% 30.0% 20.0% 10.0% 0.0% 10.9% 14.1% 46.9% Total Volume: 35.7 mm Average VWAP(1): $6.39 28.1% $4.00-$5.00 $5.00-$6.00 $6.00-$7.00 $7.00-$8.00 $4.00-$5.00 $5.00-$6.00 $6.00-$7.00 $7.00-$8.00 1. Based on average VWAP over the given time period (last 3 months, 6 months, 9 months or 12 months, as applicable) VWAP refers to volume weighted average price; mm refers to million Source: Per Capital IQ as of 6/5/2017 CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 12

Selected Public Market Observations Current Float and Trading Observations Public Float / Shares Outstanding 100.0% 90.0% 80.0% 70.0% 60.0% 76.6% 70.9% 76.2% 62.5% 83.3% 73.6% 62.6% 50.0% 40.0% 30.0% 20.0% 10.0% 6.0% 0.0% Canadian Solar Eging First Solar JinkoSolar Hanwha Q Cells JA Solar Median Mean 90–Day Average Daily Volume / Public Float 3.00% 2.85% 2.50% 2.00% 1.50% 2.07% 1.35% 2.31% 1.44% 1.76% 1.68% 1.00% 0.50% 0.00% 0.04% Canadian Solar Eging First Solar JinkoSolar Hanwha Q Cells JA Solar Median Mean Source: Capital IQ as of 11/15/17 CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 13

Selected Public Market Observations Float and Trading Observations as of June 5, 2017 Public Float / Shares Outstanding 100.0% 90.0% 80.0% 70.0% 60.0% 76.3% 63.1% 76.1% 70.1% 83.3% 73.1% 62.5% 50.0% 40.0% 30.0% 20.0% 10.0% 6.0% 0.0% Canadian Solar Eging First Solar JinkoSolar Hanwha Q Cells JA Solar Median Mean 90–Day Average Daily Volume / Public Float 4.00% 3.50% 3.60% 3.00% 2.50% 2.00% 1.50% 1.00% 2.16% 1.14% 2.05% 1.18% 1.62% 1.70% 0.50% 0.00% 0.05% Canadian Solar Eging First Solar JinkoSolar Hanwha Q Cells JA Solar Median Mean Source: Capital IQ as of 6/5/17 CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 14

Selected Public Market Observations Comparison of Current Management Projections and Analyst Consensus Management Projections Wall Street Analyst Consensus Revenue Adjusted EBITDA $3,507.2 $262.4 $270.5 $254.7 $263.0 $2,595.9 $2,702.0 $2,865.2 $2,469.4 $2,309.7 $214.0 FY2017E FY2018E FY2019E FY2017E FY2018E FY2019E Adjusted EBIT Capital Expenditures $100.3 $88.0 $94.3 $98.2 $78.0 $80.0 $408.5 $421.0 $228.6 $218.0 $218.0 $118.2 FY2017E FY2018E FY2019E FY2017E FY2018E FY2019E Note: Wall Street analyst consensus includes estimates from Credit Suisse and Roth Capital Partners. For Adjusted EBIT and Capital Expenditures, Wall Street analyst consensus estimate is solely based on Roth Capital Partners’ research FY refers to Fiscal Year; E refers to Estimated; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items Source: Company Management, Wall Street Projections from Credit Suisse and Roth Capital Partners CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 15

Selected Public Market Observations

Selected Analyst Recommendations & Observations

(dollars in millions, except per ADS values)

Analyst	Date of Report	Closing Price on Date of Report	View	Pre-Offer Target Price	Target Price	Target 2017E Revenue	Target 2017E Adjusted EBITDA [1]	Target 2018E Revenue	Target 2018E Adjusted EBITDA [1]
Credit Suisse	15-Nov-17	$6.96	Neutral	$6.00	$6.50	$2,688.9	$235.0	$2,262.8	$250.0
Roth Capital	15-Nov-17	$6.96	Neutral	$5.80	$6.70	$2,715.0	$193.0	$2,676.0	$245.0
	Median	$6.96		$5.90	$6.60	$2,702.0	$214.0	$2,469.4	$247.5
	Company Projections					**$2,595.9**	**$254.7**	**$2,865.2**	**$262.4**

Analyst Commentary on Sector

- *"Earlier this year Suniva, a US manufacturer of solar PV modules, filed a petition to the US International Trade Commission (ITC) to seek relief on crystalline silicon PV cells. The filing proposes duties on imported solar modules, which we estimate will more than double the price of solar PV modules in the US. We believe this would dramatically alter the economics of US solar PV projects, and puts up to 91% of the solar PV demand over the next 4 years (58GW) at risk."* – **Macquarie on September 9, 2017**

Analyst Commentary on Company

- *"We lower our 2017 earnings estimate by 28% to $0.77 (from $1.07) due to higher than expected polysilicon and wafer costs. Our 2018/19 estimates remain unchanged as our forecasted ASP and manufacturing cost declines also remain unchanged. Our TP of $6.50 reflects 7x our 2018 manufacturing EPS. We retain our Neutral rating given the Chairman's privatization offer. Key risks are adverse US import duty, growing oversupply, and cost trajectory."* - **Credit Suisse on November 15, 2017**
- *"JASO delivered a mixed Q3 and strong Q4 shipment guide. While global module supply/demand appears to be in balance for 2017, JASO highlighted potential for meaningful capacity expansion in the industry in 2018.… We see supply chain costs, such as poly, continuing to impact margins and maintain our Neutral and $6.70PT on uncertainty around 2018 earnings power."* - **Roth Capital Partners on November 15, 2017**

1. Target Adjusted EBITDA as provided by research analysts may contain certain adjustments for non-recurring items

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; E refers to Estimate; ADS refers to American Depositary Shares

EPS refers to Earnings per Share; PV refers to Photovoltaic; TP refers to Target Price; Mfg refers to Manufacturing

Source: Roth Capital Partners, Credit Suisse and Macquarie Research Reports

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HOULIHAN LOKEY 华利安 | 16

Selected Public Market Observations Equity Analyst Price Targets for JA Solar Since Q4 2016, equity analysts have consistently issued price targets for JA Solar lower than the current offer of $7.55 per ADS USD per ADS R R C 12.00 11.00 Current Offer Price (October 27, 2017) = $7.55 per ADS 1 10.00 R R R R R R R C R C C C R R 4.00 3.00 6/4/2013 10/4/2013 2/4/2014 6/4/2014 10/4/2014 2/4/2015 6/4/2015 10/4/2015 2/4/2016 6/4/2016 10/4/2016 2/4/2017 6/4/2017 10/4/2017 C R Note: Only considers analysts estimates utilizing traditional valuation methodologies. Excludes price targets based on 2015 Proposal and June 2017 Proposal 1. Based on revised proposal price from the Buyer Group in October 2017 ADS refers to American Depositary Shares; Q refers to quarter Source: Company SEC filings, Capital IQ CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 17

 Financial Analyses

Financial Analyses Summary Implied Equity Value Per ADS Reference Range Per ADS Transaction Consideration of $7.551 Discounted Cash Flow 2.5% - 3.0% Discount Rate: 10.0% - 11.0% $2.81 $7.33 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 ADS refers to American Depositary Shares 1. Based on revised proposal price from the Buyer Group on October 27, 2017 Source: Company management CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 19

Financial Analyses Summary (cont.) (dollars and ADSs in millions, except per ADS price) Discounted Cash Flow Analysis Gordon Growth 2.50% --3.00% Discount Rate 10.00% --11.00% Implied Enterprise Value Reference Range $915.7 --$1,132.7 Cash and Cash Equivalents as of 9/30/2017 $309.1 --$309.1 Long-Term Deposits as of 9/30/2017 [1] $8.3 --$8.3 Implied Total Enterprise Value Reference Range $1,233.1 --$1,450.1 Total Debt as of 9/30/17 ($1,098.5) --($1,098.5) Noncontrolling Interest as of 9/30/17 ($0.03) --($0.03) Implied Total Equity Value Reference Range $134.5 --$351.5 ADSs Outstanding [2] 48.0 --48.0 Implied Per ADS Reference Range $2.81 --$7.33 1. Represents long-term power station leasing deposits 2. Based on 47.8 million outstanding ADS as of 6/14/2017, the net shares issuable under the Treasury Method from outstanding options of 0.9 million, and Restricted Stock Units of 0.1 million ADS refers to American Depositary Shares Source: Company Management, Company SEC filings CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 20

Financial Analyses

Selected Historical and Projected Financial Information

(dollars in millions)

	Fiscal Year Ending December 31,			LTM Ended	Fiscal Year Ending December 31,					CAGR
	2014	2015	2016	9/30/17	2017E	2018E	2019E	2020E	2021E	2017E to 2021E
Solar Modules, Cells and Other Products	$1,816.9	$2,078.0	$2,244.1	NA	$2,542.5	$2,812.8	$3,454.9	$3,493.0	$3,576.8	
Electricity Generation	3.6	9.9	22.5	NA	53.4	52.4	52.3	50.2	47.7	
Total Revenues	**$1,820.5**	**$2,088.0**	**$2,266.6**	**$2,702.1**	**$2,595.9**	**$2,865.2**	**$3,507.2**	**$3,543.3**	**$3,624.5**	**9.8%**
Growth %		*14.7%*	*8.6%*		*14.5%*	*10.4%*	*22.4%*	*1.0%*	*2.3%*	
Total Cost of Revenues	(1,537.4)	(1,734.0)	(1,936.2)	(2,366.5)	(2,257.6)	(2,499.6)	(3,078.1)	(3,102.9)	(3,170.8)	
Gross Profit	$283.1	$353.9	$330.3	$335.7	$338.3	$365.5	$429.1	$440.4	$453.7	
Margin %	*15.6%*	*17.0%*	*14.6%*	*12.4%*	*13.0%*	*12.8%*	*12.2%*	*12.4%*	*12.5%*	
Operating Expenses	(176.3)	(220.4)	(200.3)	(204.1)	(235.7)	(268.9)	(328.5)	(324.7)	(331.3)	
Depreciation & Amortization	110.5	123.1	131.5	137.2	154.4	168.1	172.3	163.4	160.9	
Total Adjustments [1]	15.6	25.1	(19.7)	(20.8)	(2.3)	(2.3)	(2.4)	(2.3)	(2.3)	
Adjusted EBITDA	**$232.9**	**$281.7**	**$241.8**	**$248.0**	**$254.7**	**$262.4**	**$270.5**	**$276.8**	**$281.1**	**3.1%**
Margin %	*12.8%*	*13.5%*	*10.7%*	*9.2%*	*9.8%*	*9.2%*	*7.7%*	*7.8%*	*7.8%*	
Growth %		*21.0%*	*-14.2%*		*5.3%*	*3.0%*	*3.1%*	*2.3%*	*1.5%*	
Depreciation & Amortization	(110.5)	(123.1)	(131.5)	(137.2)	(154.4)	(168.1)	(172.3)	(163.4)	(160.9)	
Adjusted EBIT	**$122.4**	**$158.6**	**$110.4**	**$110.7**	**$100.3**	**$94.3**	**$98.2**	**$113.4**	**$120.2**	**1.7%**
Margin %	*6.7%*	*7.6%*	*4.9%*	*4.1%*	*3.9%*	*3.3%*	*2.8%*	*3.2%*	*3.3%*	
Additional Financial Information										
Capital Expenditures	($187.5)	($197.1)	($421.7)	($355.8)	($408.5)	($228.6)	($118.2)	($113.8)	($113.3)	
Net Working Capital	$308.0	$311.8	$280.8	$270.3	$236.6	$361.1	$470.6	$486.4	$522.0	
Change in Net Working Capital		($3.7)	$30.9		$44.3	($124.5)	($109.5)	($15.7)	($35.6)	
Manufacturing Capacity and Shipment (GW) [2]										
Cell Capacity	2.8	4.4	5.5	5.5	6.9	7.4	8.5	9.5	10.0	
Cell Shipment	0.7	0.3	0.3	0.3	0.3	0.1	0.0	0.0	0.0	
Module Capacity	2.8	3.9	5.5	5.5	7.0	9.0	10.0	11.0	12.0	
Module Shipment	2.4	3.7	4.6	6.4	6.3	7.9	10.0	11.0	12.0	
Average Selling Price ($ / Watt)										
Cell	$2.30	$3.50	$3.20	$0.30	$0.20	$0.21	NMF	NMF	NMF	
Module	$3.90	$0.30	$1.80	$0.39	$0.39	$0.35	$0.35	$0.32	$0.30	
Adjustments										
Hemlock Accrued Interest [3]	$15.1	$19.1	($43.7)	($45.6)	$0.0	$0.0	$0.0	$0.0	$0.0	
Loss from Purchase Commitments and Contract Termination Costs [4]	0.0	5.0	22.6	23.5	0.0	0.0	0.0	0.0	0.0	
Income/ (Loss) for Equity Investment in a Joint Venture	0.5	1.0	1.4	1.8	0.0	0.0	0.0	0.0	0.0	
Public Company Expenses [5]	0.0	0.0	0.0	(0.6)	(2.3)	(2.3)	(2.4)	(2.3)	(2.3)	
Total Adjustments	$15.6	$25.1	($19.7)	($20.8)	($2.3)	($2.3)	($2.4)	($2.3)	($2.3)	

Note: Forecast provided by Company management converted to USD utilizing Bloomberg forward pricing curve as of 11/15/2017
1. Total adjustments include adjustments for Hemlock accrued interests from 2014 to 2016 and adjustments for Loss from Purchase Commitments and Contract Termination Costs from 2015 to 2016. See note 3 and note 4 below
2. Cell shipment is significantly less than cell capacity, as solar cells are primarily for internal consumption as solar cells are assembled into solar modules
3. Refers to accrued late payment interest charges and reversal due to Supply Agreement with Hemlock Semiconductors Pte. Ltd.
4. Includes loss from purchase commitments and contract termination costs and impairment loss from project assets
5. Company management indicated that the Company incurs approximately $2.3 million annually in public company expenses not included in the forecast provided
LTM refers to the most recently completed 12-month period for which financial information has been made public ; E refers to Estimated; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate; NA refers to Not Available; NMF refers to not meaningful figure; GW refers to Giga Watt
Source: Company SEC filings, Projections provided by Company Management, Capital IQ

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY 华利安 | 21

Financial Analyses Discounted Cash Flow Analysis Discount Rate 2.50% 5.0x 4.9x 4.7x 4.6x 4.5x 2.75% 5.2x 5.0x 4.9x 4.7x 4.6x 3.00% 5.4x 5.2x 5.1x 4.9x 4.8x Total Revenues Growth % Total Cost of Revenues Operating Expenses Depreciation & Amortization Adjustments Adjusted EBITDA Margin % Depreciation & Amortization Adjusted EBIT Taxes [2] Unlevered Earnings Depreciation & Amortization Capital Expenditures [3] Change in Net Working Capital Unlevered Free Cash Flows 10.00% 10.25% 10.50% 10.75% 11.00% $248.8 14.5% (208.4) (26.9) 20.3 (0.3) $2,865.2 10.4% (2,499.6) (268.9) 168.1 (2.3) $3,507.2 22.4% (3,078.1) (328.5) 172.3 (2.4) $3,543.3 1.0% (3,102.9) (324.7) 163.4 (2.3) $3,624.5 2.3% (3,170.8) (331.3) 160.9 (2.3) $3,624.5 (3,123.2) (331.3) 113.3 (2.3) $33.5 13.5% (20.3) $262.4 9.2% (168.1) $270.5 7.7% (172.3) $276.8 7.8% (163.4) $281.1 7.8% (160.9) $281.1 7.8% (113.3) $13.2 (2.6) $94.3 (18.9) $98.2 (19.6) $113.4 (22.7) $120.2 (24.0) $167.8 (33.6) Discount Rate 2.50% 90.0% 89.8% 89.5% 89.2% 89.0% 2.75% 90.4% 90.1% 89.8% 89.5% 89.3% 3.00% 90.7% 90.4% 90.1% 89.8% 89.6% $10.5 20.3 (50.4) 35.0 $75.5 168.1 (228.6) (124.5) $78.6 172.3 (118.2) (109.5) $90.7 163.4 (113.8) (15.7) $96.2 160.9 (113.3) (35.6) $134.2 113.3 (113.3) (35.6) 10.00% 10.25% 10.50% 10.75% 11.00% $15.5 ($109.5) $23.2 $124.6 $108.1 $98.6 Discount Rate 2.50% $954.0 $915.6 $879.8 $846.1 $814.6 2.75% $989.3 $948.5 $910.4 $874.7 $841.3 3.00% $1,027.1 $983.6 $943.0 $905.1 $869.7 2.50% $1,059.6 $1,020.1 $983.1 $948.4 $915.7 2.75% $1,094.9 $1,052.9 $1,013.7 $977.0 $942.5 3.00% $1,132.7 $1,088.0 $1,046.4 $1,007.4 $970.9 2.50% $278.4 $238.9 $201.9 $167.2 $134.5 2.75% $313.7 $271.8 $232.5 $195.8 $161.3 3.00% $351.5 $306.8 $265.2 $226.2 $189.7 10.00% 10.25% 10.50% 10.75% 11.00% $105.6 $104.5 $103.4 $102.3 $101.2 $781.2 $781.2 $781.2 $781.2 $781.2 + = - = Discount Rate 10.00% 10.25% 10.50% 10.75% 11.00% Note: Present value as of 11/15/2017; mid-year convention applied 1. Represents a 1.5 month stub period ending 12/31/2017 considering FY2017E projections minus nine months ended 9/30/2017 actual results 2. Tax rate at 20% per Company management 3. Represents capital expenditure for purchase of PP&E, project assets and maintenance 4. Terminal Period assumes Adjusted EBITDA margin, capital expenditures, and net working capital needs remain constant from 2021E and depreciation & amortization equal capital expenditures 5. Implied from corresponding discount rate and perpetual growth rate applied to Terminal Period Adjusted EBITDA 6. Based on 47.8 million outstanding ADS as of 6/14/2017, the net shares issuable under the Treasury Method from outstanding options of 0.9 million, and Restricted Stock Units of 0.1 million 7. Includes net debt of $789.4 million, non-controlling interest of $0.03 million and long-term deposits of $8.4 million E refers to estimated; Adjusted EBITDA refers to Earnings before Interest, Taxes, Depreciation and Amortization, adjusted by certain non-recurring items; Adjusted EBIT refers to Earnings before Interest and Taxes, adjusted by certain non-recurring items; PV refers to Present Value; ADS refers to American Depositary Shares Source: Company SEC filings, Company Management, Capital IQ CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 22 Implied Equity Value Per ADS [6] 2.50% 2.75% 3.00% $5.81$6.54$7.33 $4.98$5.67$6.40 $4.21$4.85$5.53 $3.49$4.08$4.72 $2.81$3.36$3.95 Implied Total Equity Value Net Debt and Other [7] Implied Enterprise Value PV of Terminal Value Based on Perpetual Growth Rate for 2021E Unlevered Free Cash Flow Present Value of Cash Flows (2017E - 2021E) PV of Terminal Value as a % of Enterprise Value 2017E [1]2018E2019E2020E2021E Period [4] (dollars in millions, except per ADS values)Projected Fiscal Year Ending December 31,Terminal Implied Adjusted EBITDA Terminal Multiple [5]

Appendices

Appendices Illustrative Selected Companies Information

Illustrative Selected Companies Information

Selected Companies

(dollars in millions, except per share/ADS values)

Selected Company	Share/ADS Price [1]	Equity Market Value [1][2]	Enterprise Value [3]	Enterprise Value to Adjusted EBITDA LTM	NFY (2017E) [4]	NFY+1 (2018E) [4]	NFY+2 (2019E) [4]
*Canadian Solar Inc.	$17.46	$1,035.6	$2,904.7	11.5x	9.2x	8.7x	9.5x
EGing Photovoltaic Technology	$0.78	913.1	754.5	11.4x	*NMF*	*NMF*	NMF
*First Solar, Inc.	$60.60	6,384.3	4,042.5	7.1x	11.5x	12.6x	9.0x
*JinkoSolar Holding Co., Ltd.	$27.02	982.7	2,478.2	12.3x	18.3x	17.9x	17.6x
Hanwha Q CELLS Co., Ltd.	$8.18	684.0	1,324.6	7.7x	7.3x	7.1x	6.4x
Low				7.1x	7.3x	7.1x	6.4x
High				12.3x	18.3x	17.9x	17.6x
Median				11.4x	10.4x	10.7x	9.3x
Mean				10.0x	11.6x	11.6x	10.6x
JA Solar Holdings Co Ltd (Trading Price and Street Proj.)	$6.96	$332.1	$948.0	3.6x	4.4x	3.9x	3.5x
JA Solar Holdings Co Ltd (Offer Price and Street Proj.)	$7.55	$362.1	$1,143.3	4.4x	5.3x	4.7x	4.2x
JA Solar Holdings Co Ltd (Offer Price and Management Proj.)	$7.55	$362.1	$1,143.3	4.6x	4.5x	4.4x	4.2x

Selected Companies Observations

- The Selected Companies are generally larger and more diversified than JA Solar
- The Selected Companies are generally less focused on cell manufacturing than JA Solar and more focused on higher margin downstream activities
- JA Solar derives significantly more of its revenue from China (approximately 50%) relative to the Selected Companies (approximately 30% on average)
- JA Solar's products sell at a lower average selling price relative to the Selected Companies based on perceived quality and consistency of products, amongst other factors
- JA Solar has, over the past three years, traded at a LTM EV/EBITDA multiple discount to the Selected Companies of between 1.6x and 9.8x

Note: No company shown for illustrative purposes is identical to the Company
** Represents company contacted as part of the market check process in 2015*
1. Based on closing prices as of 11/15/17. JinkoSolar Holding Co., Ltd, Hanwha Q CELLS Co., Ltd, and JA Solar Holdings Co Ltd trading prices on per ADS basis
2. Based on reported fully-diluted shares
3. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents
4. Multiples based on forward-looking financial information
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items; LTM refers to the most recently completed 12-month period for which financial information has been made public ; NFY refers to next fiscal year; NFY+1 refers to the year following NFY; NFY+2 refers to the year following NFY+1; NA refers to not available figure; NMF refers to not meaningful figure
Source: SEC filings, Capital IQ, Bloomberg

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY 华利安 | 25

Illustrative Selected Companies Information Historical LTM EV/EBITDA Trading Multiples vs. Selected Companies 20.0x 17.5x 15.0x 12.5x 10.0x Median LTM EV/EBITDA Multiple of Selected Public Companies: 8.0x 7.5x 5.0x Median LTM EV/EBITDA Multiple of JA Solar: 3.6x 2.5x 0.0x 11/2014 2/2015 5/2015 8/2015 11/2015 2/2016 5/2016 8/2016 11/2016 2/2017 5/2017 8/2017 11/2017 Note: The Selected Companies index is equally weighted and includes Canadian Solar Inc., JinkoSolar Holdings Co., Ltd., Eging Photovoltaic Technology Co., Ltd., Hanwha Q Cells Co., Ltd. and First Solar, Inc. ADS refers to American Depositary Shares; LTM refers to the most recently completed 12-month period for which financial information has been made public; EV refers to Enterprise Value; EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items Source: Capital IQ as of 11/15/2017 CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW 26 Buyer Group made offer at $6.80 per ADS Median Selected Companies LTM EV/EBITDA Median JA Solar LTM EV/EBITDA JA Solar has historically traded at a discount between 1.6x and 9.8x, or an average of 4.4x, to the Selected Companies on an EV/LTM EBITDA basis

Illustrative Selected Companies Information

Selected Companies Benchmarking

Size (LTM Revenue, millions)	
JinkoSolar Holding Co., Ltd.	$3,647.4
First Solar, Inc.	$2,979.7
Canadian Solar Inc.	$2,950.1
JA Solar	**$2,651.9**
Hanwha Q CELLS Co., Ltd.	$2,282.7
EGing Photovoltaic Technology	$654.0

Size (Enterprise Value as of 11/15/17, millions)	
First Solar, Inc.	$4,042.5
Canadian Solar Inc.	$2,904.7
JinkoSolar Holding Co., Ltd.	$2,478.2
Hanwha Q CELLS Co., Ltd.	$1,324.6
EGing Photovoltaic Technology	$754.5

Historical Growth (2-Fiscal Year Revenue)	
JinkoSolar Holding Co., Ltd.	48.2%
Hanwha Q CELLS Co., Ltd.	28.7%
EGing Photovoltaic Technology	26.1%
JA Solar	**11.6%**
Canadian Solar Inc.	-1.8%
First Solar, Inc.	-6.7%

Historical Growth (1-Fiscal Year Revenue)	
JinkoSolar Holding Co., Ltd.	38.5%
Hanwha Q CELLS Co., Ltd.	34.7%
JA Solar	**8.6%**
EGing Photovoltaic Technology	5.1%
First Solar, Inc.	-17.5%
Canadian Solar Inc.	-17.7%

Historical Growth (2-Fiscal Year Adjusted EBITDA)	
Hanwha Q CELLS Co., Ltd.	120.5%
JinkoSolar Holding Co., Ltd.	32.3%
EGing Photovoltaic Technology	23.7%
First Solar, Inc.	5.9%
JA Solar	**1.9%**
Canadian Solar Inc.	-36.9%

Historical Growth (1-Fiscal Year Adjusted EBITDA)	
Hanwha Q CELLS Co., Ltd.	44.1%
JinkoSolar Holding Co., Ltd.	29.1%
EGing Photovoltaic Technology	6.4%
First Solar, Inc.	-6.4%
JA Solar	**-14.2%**
Canadian Solar Inc.	-50.7%

Projected Growth (NFY Revenue)	
Canadian Solar Inc.	37.7%
JinkoSolar Holding Co., Ltd.	21.2%
JA Solar	**14.5%**
First Solar, Inc.	2.3%
Hanwha Q CELLS Co., Ltd.	-10.7%
EGing Photovoltaic Technology	*NA*

Projected Growth (NFY Adjusted EBITDA)	
Canadian Solar Inc.	67.9%
JA Solar	**5.3%**
Hanwha Q CELLS Co., Ltd.	-34.9%
First Solar, Inc.	-52.9%
JinkoSolar Holding Co., Ltd.	-60.4%
EGing Photovoltaic Technology	*NA*

Projected Growth (NFY+1 Revenue)	
JA Solar	**10.4%**
Hanwha Q CELLS Co., Ltd.	5.2%
Canadian Solar Inc.	1.2%
JinkoSolar Holding Co., Ltd.	-3.5%
First Solar, Inc.	-19.6%
EGing Photovoltaic Technology	*NA*

Projected Growth (NFY+1 Adjusted EBITDA)	
Canadian Solar Inc.	6.3%
Hanwha Q CELLS Co., Ltd.	3.3%
JA Solar	**3.0%**
JinkoSolar Holding Co., Ltd.	2.5%
First Solar, Inc.	-8.5%
EGing Photovoltaic Technology	*NA*

Projected Growth (NFY+2 Revenue)	
JA Solar	**16.2%**
Hanwha Q CELLS Co., Ltd.	2.7%
JinkoSolar Holding Co., Ltd.	0.6%
Canadian Solar Inc.	-1.7%
First Solar, Inc.	-9.4%
EGing Photovoltaic Technology	*NA*

Projected Growth (NFY+2 Adjusted EBITDA)	
First Solar, Inc.	13.0%
Hanwha Q CELLS Co., Ltd.	6.7%
JA Solar	**3.0%**
JinkoSolar Holding Co., Ltd.	1.9%
Canadian Solar Inc.	-1.3%
EGing Photovoltaic Technology	*NA*

Profitability (LTM Adjusted EBITDA to LTM Revenue)	
First Solar, Inc.	19.1%
EGing Photovoltaic Technology	10.1%
JA Solar	**9.2%**
Canadian Solar Inc.	8.5%
Hanwha Q CELLS Co., Ltd.	7.5%
JinkoSolar Holding Co., Ltd.	5.5%

Profitability (NFY Adjusted EBITDA to NFY Revenue)	
First Solar, Inc.	11.6%
JA Solar	**9.8%**
Hanwha Q CELLS Co., Ltd.	8.4%
Canadian Solar Inc.	8.0%
JinkoSolar Holding Co., Ltd.	3.5%
EGing Photovoltaic Technology	*NA*

Profitability (NFY+1 Adjusted EBITDA to NFY+1 Revenue)	
First Solar, Inc.	13.2%
JA Solar	**9.2%**
Canadian Solar Inc.	8.4%
Hanwha Q CELLS Co., Ltd.	8.2%
JinkoSolar Holding Co., Ltd.	3.7%
EGing Photovoltaic Technology	*NA*

Liquidity (Current Ratio as of 11/15/17)	
First Solar, Inc.	6.9
EGing Photovoltaic Technology	1.7
JA Solar	**1.0**
JinkoSolar Holding Co., Ltd.	1.0
Hanwha Q CELLS Co., Ltd.	1.0
Canadian Solar Inc.	1.0

Note: No company used in this analysis for comparative purposes is identical to the Company
EV refers to Enterprise Value; LTM refers to the most recently completed 12-month period for which financial information has been made public; Adjusted EBITDA refers to Earnings before Interest, Taxes, Depreciation and Amortization, adjusted by certain non-recurring items; NFY refers to next fiscal year for which financial information has not been made public, other than for the Company, in which case NFY refers to fiscal year 2017 projected financials provided by Company management; NFY+1 refers to the year after next fiscal year, other than for the Company, in which case NFY+1 refers to fiscal year 2018 projected financials provided by Company management; CAPEX refers to Capital Expenditure; NA refers to not available figure; NMF refers to not meaningful figure
Source: SEC filings, Capital IQ, Company management

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY 华利安 27

Illustrative Selected Companies Information

Selected Companies Benchmarking (cont.)

Leverage (Debt to EBITDA as of 11/15/17)	
Canadian Solar Inc.	9.8 x
JinkoSolar Holding Co., Ltd.	8.6 x
Hanwha Q CELLS Co., Ltd.	5.7 x
JA Solar [1]	**3.5 x**
First Solar, Inc.	0.7 x
EGing Photovoltaic Technology	0.6 x

Size (2016 FY Manufacturing Capacity-Cells, GW)	
JA Solar	**5.5**
Hanwha Q CELLS Co., Ltd.	4.2
JinkoSolar Holding Co., Ltd.	4.0
Canadian Solar Inc.	2.4
EGing Photovoltaic Technology	1.2
First Solar, Inc.	0.0

Size (2016 FY Manufacturing Capacity-Modules, GW)	
JinkoSolar Holding Co., Ltd.	6.5
Canadian Solar Inc.	6.2
JA Solar	**5.5**
Hanwha Q CELLS Co., Ltd.	4.2
First Solar, Inc.	1.8
EGing Photovoltaic Technology	1.6

Size (2016 FY Modules Shipped, MW)	
JinkoSolar Holding Co., Ltd.	6,225
Canadian Solar Inc.	5,200
JA Solar	**4,607**
Hanwha Q CELLS Co., Ltd.	4,583
First Solar, Inc.	3,100
EGing Photovoltaic Technology	1,527

Capacity Utilization (2016 FY Cells Capacity / Module Capacity)	
JA Solar	**100.0%**
Hanwha Q CELLS Co., Ltd.	100.0%
EGing Photovoltaic Technology	75.0%
JinkoSolar Holding Co., Ltd.	61.5%
Canadian Solar Inc.	39.5%
First Solar, Inc.	*NMF*

Capacity Utilization (2016 FY Modules Shipped / Manufacturing Capacity)	
First Solar, Inc.	172.2%
Hanwha Q CELLS Co., Ltd.	110.4%
JinkoSolar Holding Co., Ltd.	95.8%
EGing Photovoltaic Technology	91.6%
Canadian Solar Inc.	84.3%
JA Solar	**83.8%**

Liquidity (2016 FY Days of A/R)	
EGing Photovoltaic Technology	96.6
JinkoSolar Holding Co., Ltd.	93.5
Hanwha Q CELLS Co., Ltd.	84.2
JA Solar	**64.7**
First Solar, Inc.	63.8
Canadian Solar Inc.	61.3

Liquidity (2016 FY Days of A/P)	
EGing Photovoltaic Technology	143.9
Canadian Solar Inc.	130.1
Hanwha Q CELLS Co., Ltd.	87.1
JinkoSolar Holding Co., Ltd.	84.1
JA Solar	**56.9**
First Solar, Inc.	39.9

Liquidity (2016 FY Days of Inventory)	
JinkoSolar Holding Co., Ltd.	79.9
First Solar, Inc.	77.5
Hanwha Q CELLS Co., Ltd.	68.5
JA Solar	**56.9**
EGing Photovoltaic Technology	47.7
Canadian Solar Inc.	47.6

Liquidity (2016 FY Cash Coversion Cycle)	
First Solar, Inc.	101.3
JinkoSolar Holding Co., Ltd.	89.3
Hanwha Q CELLS Co., Ltd.	65.5
JA Solar	**64.7**
EGing Photovoltaic Technology	0.4
Canadian Solar Inc.	(21.2)

Profitability (2016 FY Average Selling Price-Modules, $/W)	
Hanwha Q CELLS Co., Ltd.	0.53
Canadian Solar Inc.	0.51
JinkoSolar Holding Co., Ltd.	0.50
First Solar, Inc.	0.48
EGing Photovoltaic Technology	0.46
JA Solar	**0.46**

Profitability (2016 FY Average Selling Price-Cells, $/W)	
JA Solar	**0.26**
JinkoSolar Holding Co., Ltd.	0.17
Hanwha Q CELLS Co., Ltd.	*NA*
Canadian Solar Inc.	*NA*
EGing Photovoltaic Technology	*NA*
First Solar, Inc.	*NA*

Relative Depreciation (LTM D&A to LTM Adjusted EBITDA)	
EGing Photovoltaic Technology	84.9%
JA Solar	**55.3%**
JinkoSolar Holding Co., Ltd.	49.1%
Canadian Solar Inc.	44.9%
Hanwha Q CELLS Co., Ltd.	41.6%
First Solar, Inc.	26.1%

Internal Investment (LTM CAPEX to LTM Revenue)	
Canadian Solar Inc.	37.7%
First Solar, Inc.	12.4%
JA Solar	**13.2%**
JinkoSolar Holding Co., Ltd.	11.3%
EGing Photovoltaic Technology	9.5%
Hanwha Q CELLS Co., Ltd.	7.7%

Internal Investment (3-Year Average CAPEX to Revenue)	
JinkoSolar Holding Co., Ltd.	21.7%
Canadian Solar Inc.	19.6%
JA Solar	**12.9%**
EGing Photovoltaic Technology	9.6%
Hanwha Q CELLS Co., Ltd.	7.4%
First Solar, Inc.	6.6%

Note: No company used in this analysis for comparative purposes is identical to the Company
1. Capital lease obligations not disclosed on Form 6-K as of 9/30/2017 and therefore excluded from the above calculation
NA refers to not available figure; GW refers to Giga Watt; MW refers to Mega Watt; Days of A/R refers to Days of Accounts Receivable; Days of A/P refers to Days of Accounts Payable; $/W refers to dollar per watt
Source: SEC filings, Capital IQ, Company management

CONFIDENTIAL – PRELIMINARY – SUBJECT TO FURTHER REVIEW
HOULIHAN LOKEY 华利安 | 28

Appendices Illustrative Selected Transactions Information

Illustrative Selected Transactions Information

Selected Transactions

(USD in millions)

Announced Date	Target Company	Acquiror	% Sought	Implied Equity Value	Implied EV [1]	Implied EV / LTM EBITDA [2]	Implied EV / NFY EBITDA	Implied EV / NFY+1 EBITDA	EBITDA Margin %
10/16/2017	Gintech Energy Corporation	Neo Solar Power Corporation	100.0%	$377.3	$329.7	NMF	12.7x	12.9x	-19.8%
10/16/2017	Solartech Energy Corp.	Neo Solar Power Corporation	100.0%	$226.5	$321.9	NMF	NMF	NMF	-5.6%
05/03/2016	GD Solar Co., Ltd.	Tianjin Zhonghuan Semiconductor Co., Ltd.	90.0%	$105.2	$105.2	NA	NA	NA	NA
12/14/2015	Trina Solar Limited	Shanghai Xingsheng Equity Investment & Management Co., Ltd.	94.2%	$992.8	$2,216.6	7.3x	7.0x	6.0x	10.9%
11/24/2014	REC Solar ASA	Bluestar Elkem Investment Co. Ltd.	100.0%	$637.0	$563.8	7.9x	7.7x	6.2x	11.5%
06/17/2014	Silevo, Inc.	SolarCity Corporation	100.0%	$115.8	$200.0	NMF	NA	NA	NMF
09/13/2013	LDK Solar High-Tech (Hefei) Co., Ltd.	Tongwei Group Co., Ltd.	100.0%	$141.1	$141.1	NA	NA	NA	NA
11/19/2012	DelSolar Co., Ltd.	Neo Solar Power Corporation	85.0%	$105.7	$207.7	NMF	NA	NA	-27.3%
					Mean	**7.6x**	**9.1x**	**8.3x**	**-6.1%**
					Median	**7.6x**	**7.7x**	**6.2x**	**-5.6%**

Selected Transactions Observations

- The target companies in the Selected Transactions generally had more operations outside of China than JA Solar
- With the exception of Trina Solar Limited, the target companies in the Selected Transactions generally had less manufacturing production capacity than JA Solar
- Certain target companies in the Selected Transactions were private companies prior to the transactions and therefore had relatively limited public or reliable information on which to rely
- Certain target companies in the Selected Transactions exhibited negative EBITDA at the time of the respective transaction and therefore do not yield a meaningful comparison to JA Solar

Note: No company shown for illustrative purposes is identical to the Company, and no transaction shown for illustrative purposes is identical to the Transaction
1. Implied EV refers to implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction
Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents; Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items; LTM refers to the most recently completed 12-month period for which financial information has been made public; NFY refers to next fiscal year; NFY+1 refers to the year following NFY; NA refers to not available figure; NMF refers to not meaningful figure
Source: SEC filings, Capital IQ

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HOULIHAN LOKEY 华利安 | 30

Appendices Disclaimer

Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of JA Solar Holdings Co., Ltd. (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. 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